Bionano Genomics Reports Second Quarter 2022 Financial Results and Highlights Recent Business Progress
–73% year-over-year revenue growth in Q2 2022
–Achieved all 1H 2022 ELEVATE! milestones
–Strong balance sheet with $187.3 million in cash, cash equivalents, and available-for-sale securities at the end of Q2 2022
–Conference call today, August 4th, 2022 at 4:30 PM ET
SAN DIEGO, August 4, 2022 -- Bionano Genomics, Inc. (Nasdaq: BNGO), pioneer of optical genome mapping (OGM) solutions on the Saphyr® system and provider of NxClinical™ software, a leading solution for visualization, interpretation and reporting of genomic data, today reported financial results for the second quarter ended June 30, 2022.
The Company executed its commercialization strategy, built scientific momentum by presenting data at key scientific meetings and drove utilization of the Saphyr system at leading institutions across the globe, with the following highlights:
Notable Highlights since the End of Q2 2022:
•A paper was published in Leukemia, from MD Anderson Cancer Center, demonstrating the utility of OGM for myelodysplastic syndrome (MDS) prognostication. The authors reported that in up to 28% of MDS participants in the study, using OGM instead of traditional methods of analysis would have resulted in a different prognostic risk score or additional actionable variants. Prognostic risk scores are used to determine the therapeutic management that oncologists follow in MDS so different risk scores could mean different therapies and potentially better outcomes for patients.
Business Highlights in Q2 2022:
•Total revenue for Q2 2022 was $6.7 million, a record quarter for the company.
•Grew the installed base of Saphyr systems from 176 at the end of Q1 2022 by 20 to 196 as of the end of Q2 2022. The installed base grew 62% compared to Q2 2021. The addition to the installed base of 20 systems in the second quarter of 2022 is 67% higher than the 12 systems that were added in the first quarter of 2022.
•Sold 3,394 nanochannel array flowcells during Q2 2022, a 24% growth over Q2 2021.
•Presented the latest research on OGM for use in a variety of applications at industry conferences including American Association for Cancer Research (AACR) Annual Meeting, American Cytogenomics Conference (ACC), Advances in Genome Biology and Technology (AGBT) General Meeting, European Society of Human Genetics Conference ESHG), and European Association for Cancer Research (EACR) Congress.
•As mentioned as a highlight after the close of Q1, launched version 6.2 of NxClinical software with an integrated genomic scar analysis for homologous recombination deficiency (HRD). This feature provides a comprehensive, consistent, and automated analysis of biomarkers from next-generation sequencing (NGS) and microarray data that can help clinical researchers stratify therapeutic response across multiple tumor types.
•Announced, together with Hamilton, the collaborative development of the Long String VANTAGE for the isolation of Ultra High Molecular Weight (UHMW) DNA for use in OGM. The Long String

VANTAGE is the first Assay Ready Workstation solution in Hamilton’s Long String Genomics product program and supports extraction of UHMW DNA at increased scale. We believe this workflow has the potential to double manual output, with increased confidence in sample yields and DNA quality.
•Q2 publications include:
◦A study from the University Hospitals Leuven, Belgium using OGM in combination with multiple other cytogenetic methods and a new single-cell analysis method as a comprehensive molecular strategy to characterize the genomic variation in B-cell acute lymphoblastic leukemia (B-ALL).
◦An evaluation of OGM from The First Affiliated Hospital of Zhengzhou, the largest hospital in Central China, highlighting the utility of OGM for structural variant analysis, including in a workflow for preimplantation genetic testing.
◦The first peer-reviewed research study, from researchers at the University Hospital Essen, using OGM to analyze genetic aberrations found in pediatric patients with acute myeloid leukemia (AML).
◦The publication of a multi-platform study from researchers in the Human Genome Structural Variation Consortium (HGSVC) using OGM in combination with other cytogenetic technologies as a comprehensive strategy to investigate inversions that may lead to genetic disorders.
•OGM using the Saphyr system continues to be adopted at cytogenetics laboratories and academic medical centers across the globe.
“We believe our Q2 2022 results, which include record quarterly revenues for Bionano, show that the foundation we laid in 2021 has carried us into 2022 and that the great progress demonstrated by this quarter’s growth in Saphyr system installed base reflects continued gains in market development and proof of concept. We were also pleased to see a number of presentations demonstrating OGM’s utility at cancer and cytogenomics conferences across Europe and the United States,” commented Erik Holmlin, PhD, president and chief executive officer of Bionano. “We remain on track to achieve all of our previously outlined ELEVATE! milestones for the second half of the year. We believe all of these achieved and planned advancements, together with further validation of OGM utility supported by recent publications, lay the foundation for further penetration of our target markets and revenue growth."

Q2 2022 Financial Highlights
•Total revenue for Q2 2022 was $6.7 million, up 73% from Q2 2021, and a 17% increase from Q1 2022.
•Gross margin for Q2 2022 was 22%, compared to 37% from Q2 2021. The decrease was primarily due to low yields on our chip consumables produced at our contract manufacturer. Gross margin improved over the first quarter of 2022 of 15%, primarily due to improvements in chip yield.
•Q2 2022 GAAP operating expense was $33.6 million, compared to $17.9 million in Q2 2021. Q2 2022 non-GAAP1 operating expense was $26.4 million, compared to $16.1 million in Q2 2021. Q2 2022 non-GAAP operating expense excludes $5.8 million in stock-based compensation, and $1.4 million in amortization of intangibles. The year-over-year increase was primarily due to increased headcount-related spending, increased research and development expenses, and increased marketing expenses.
1Non-GAAP operating expense is a non-GAAP financial measure. For a description of this non-GAAP financial measure, please refer to “Non-GAAP Financial Measures,” and for a reconciliation of non-GAAP operating expense to operating expense reporting in accordance with GAAP, please refer to the financial tables accompanying this release.

•At June 30, 2022, the Company had cash, cash equivalents, and available-for-sale securities of $187.3 million.
Chris Stewart, chief financial officer of Bionano added, “Q2 2022 was another outstanding quarter for Bionano. I’m pleased with our 73% year-over-year revenue growth, which we achieved against a challenging macro-economic backdrop. We believe this growth reflects the building excitement about Bionano solutions that we are seeing in the market. Our capitalization remains strong with a cash, cash equivalents, and available-for-sale securities balance of $187.3 million as of June 30, 2022, and we maintain our full-year revenue guidance range of $24 million to $27 million.”

Conference Call & Webcast Details
Date:	Thursday, August 4th, 2022
Time:	4:30 p.m. Eastern Time
Live Call:	https://register.vevent.com/register/BI1ae7bca48c2b4886928f5669d4b90c02
Live Webcast:	https://edge.media-server.com/mmc/p/tm6m746p
Participants may access a live webcast of the call on the Investors page of the Bionano website. To participate via telephone, please register here: https://register.vevent.com/register/BI1ae7bca48c2b4886928f5669d4b90c02. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on Bionano’s investor relations website at https://ir.bionanogenomics.com/ for at least 30 days.

About Bionano Genomics
Bionano Genomics is a provider of genome analysis solutions that can enable researchers and clinicians to reveal answers to challenging questions in biology and medicine. The Company’s mission is to transform the way the world sees the genome through OGM solutions, diagnostic services and software. The Company offers OGM solutions for applications across basic, translational and clinical research. Through its Lineagen business, the Company also provides diagnostic testing for patients with clinical presentations consistent with autism spectrum disorder and other neurodevelopmental disabilities. Through its BioDiscovery business, the Company also offers an industry-leading, platform-agnostic software solution, which integrates next-generation sequencing and microarray data designed to provide analysis, visualization, interpretation and reporting of copy number variants, single-nucleotide variants and absence of heterozygosity across the genome in one consolidated view. For more information, visit bionanogenomics.com, lineagen.com or biodiscovery.com.
Non-GAAP Financial Measures
To supplement Bionano’s financial results reported in accordance with U.S. generally accepted accounting principles (GAAP), the Company has provided non-GAAP operating expense in this press release, which is a non-GAAP financial measure. Non-GAAP operating expense excludes from GAAP reported operating expense the following components as detailed in the reconciliation table accompanying this press release: stock-based compensation and amortization of intangibles.
Bionano believes that non-GAAP operating expense is useful to investors and analysts as a supplement to its financial information prepared in accordance with GAAP for analyzing operating performance and identifying operating trends in its business. Bionano uses non-GAAP operating expense internally to facilitate period-to-period comparisons and analysis of its operating performance in order to understand, manage and evaluate its business and to make operating decisions. Accordingly, Bionano believes this measure allows for greater transparency with respect to key financial metrics it uses in assessing its own operating performance and making operating decisions.
This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP; has no standardized meaning prescribed by GAAP; and is not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future, there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company may in the future cease to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measure as used by Bionano in this press release and the accompanying reconciliation table has limits in its usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
For a reconciliation of non-GAAP operating expense to operating expense reported in accordance with GAAP, please refer to the financial tables accompanying this release.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “can,” “expect,” “may,” “plan,” “anticipate,” “should,” “believe,” “would,” “potential,” “outlook,” “guidance,” "goal", “will,” “estimate” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our expectations regarding product uptake, revenue growth and increased OGM adoption, including through publications highlighting the utility and applications of OGM; our growth prospects and future financial and operating results, including our 2022 revenue guidance and anticipated achievement of milestones, the growth of our installed Saphyr system base, the sales of our flowcell consumables and the other expectations related thereto; our ability to meet our goal to drive value and penetrate into our target markets; the anticipated benefits of the NxClinical software; our commercial expectations, including the potential market opportunity for structural variation analysis and OGM; the anticipated benefits and success of our collaboration efforts, including the opportunities offered by our anticipated collaboration with Hamilton; continued research, presentations and publications involving OGM, its utility compared to traditional cytogenetics and our technologies; our ability to drive adoption of OGM and our technology solutions; expected timing and results from our clinical studies; and the execution of our strategy, including the 2022 ELEVATE! strategy and our anticipated 2022 milestones. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the impact of the COVID-19 pandemic and geopolitical and macroeconomic events, such as the ongoing conflict between Ukraine and Russia and related sanctions, on our business and the global economy; general market conditions; changes in the competitive landscape, including the introduction of competitive technologies or improvements in existing technologies; changes in our strategic and commercial plans; delays in research or the receipt of supplies to advance our technologies and products, as well as delays in the anticipated timing for new product launches; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts; whether medical and research institutions will adopt and/or continue to use our technologies, including as a result of their funding and the results of studies evaluating the utility and effectiveness of OGM; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2021 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACTS
Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionanogenomics.com

Investor Relations and
Media Contact:
Amy Conrad
Juniper Point
+1 (858) 366-3243
amy@juniper-point.com

BIONANO GENOMICS, INC
Condensed Consolidated Balance Sheet (Unaudited)
	(Unaudited)
	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$27,159,000	$24,571,000
Investments	160,178,000	226,041,000
Accounts receivable, net	4,851,000	4,934,000
Inventory	20,591,000	12,387,000
Prepaid expenses and other current assets	3,509,000	4,481,000
Total current assets	216,288,000	272,414,000
Property and equipment, net	13,923,000	10,318,000
Operating lease right-of-use asset	6,431,000	6,691,000
Financing lease right-of-use asset	3,810,000	3,926,000
Intangible assets, net	24,005,000	26,842,000
Goodwill	56,254,000	56,160,000
Other long-term assets	841,000	749,000
Total assets	$321,552,000	$377,100,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,695,000	$9,696,000
Accrued expenses	7,760,000	9,694,000
Contract liabilities	1,180,000	684,000
Operating lease liability	1,757,000	1,467,000
Finance lease liability, related party	292,000	299,000
Contingent consideration	9,224,000	—
Total current liabilities	27,908,000	21,840,000
Operating lease liability, net of current portion	5,075,000	5,288,000
Finance lease liability, net of current portion	3,632,000	3,642,000
Contingent consideration	—	9,066,000
Long-term contract liabilities	203,000	146,000
Total liabilities	36,818,000	39,982,000
Stockholders’ equity:
Common stock	29,000	29,000
Additional paid-in capital	564,852,000	553,747,000
Accumulated deficit	(278,229,000)	(216,119,000)
Accumulated other comprehensive loss	(1,918,000)	(539,000)
Total stockholders’ equity	284,734,000	337,118,000
Total liabilities and stockholders’ equity	$321,552,000	$377,100,000

Bionano Genomics, Inc.
Condensed Consolidated Statement of Operations (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Product revenue	$3,913,000	$2,496,000	$7,029,000	$4,545,000
Service and other revenue	2,757,000	1,360,000	5,337,000	2,479,000
Total revenue	6,670,000	3,856,000	12,366,000	7,024,000
Cost of revenue:
Cost of product revenue	3,973,000	1,869,000	7,549,000	3,383,000
Cost of service and other revenue	1,226,000	548,000	2,485,000	1,159,000
Total cost of revenue	5,199,000	2,417,000	10,034,000	4,542,000
Operating expenses:
Research and development	11,767,000	4,086,000	22,296,000	6,765,000
Selling, general and administrative	21,783,000	13,829,000	42,060,000	23,357,000
Total operating expenses	33,550,000	17,915,000	64,356,000	30,122,000
Loss from operations	(32,079,000)	(16,476,000)	(62,024,000)	(27,640,000)
Other income (expenses):
Interest income	192,000	58,000	301,000	123,000
Interest expense	(74,000)	(268,000)	(151,000)	(871,000)
Gain on forgiveness of Paycheck Protection Program Loan	—	—	—	1,775,000
Loss on debt extinguishment	—	(2,076,000)	—	(2,076,000)
Other income (expense)	(156,000)	(15,000)	(188,000)	(29,000)
Total other income (expense)	(38,000)	(2,301,000)	(38,000)	(1,078,000)
Loss before income taxes	(32,117,000)	(18,777,000)	(62,062,000)	(28,718,000)
Provision for income taxes	(41,000)	(9,000)	(50,000)	(15,000)
Net loss	$(32,158,000)	$(18,786,000)	$(62,112,000)	$(28,733,000)

Bionano Genomics, Inc.
Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
GAAP operating expense	$33,550,000	$17,915,000	$64,356,000	$30,122,000
Stock-based compensation expense	(5,777,000)	(1,758,000)	(10,879,000)	(2,129,000)
Intangible asset amortization	(1,419,000)	(79,000)	(2,838,000)	(158,000)
Adjusted non-GAAP operating expense	$26,354,000	$16,078,000	$50,639,000	$27,835,000